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                                                                     EXHIBIT 5.1


                     MORRISON COHEN SINGER & WEINSTEIN, LLP
                              750 Lexington Avenue
                            New York, New York 10022
                            Telephone: (212) 735-8600
                            Facsimile: (212) 735-8708


                                 August 23, 1999


Cytoclonal Pharmaceutics Inc.
9000 Harry Hines Boulevard, Suite 621
Dallas, Texas 75235


                  Re:  Post Effective Amendment No. 8 to
                       Registration Statement on Form SB-2 (File No. 33-91802)


Dear Sirs:

         We hereby refer to Post-Effective Amendment No. 8 to the Registration Statement on Form SB-2 (Reg. No. 33- 91802) (the "Registration Statement") filed by you, Cytoclonal Pharmaceutics Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, thereby registering an aggregate amount of (i) 6,523,073 shares of common stock, $.01 par value per share (the "Common Stock"), of Cytoclonal Pharmaceutics Inc. and (ii) 2,006,073 Redeemable Class D Warrants (the "Class D Warrants") issued in connection with Cytoclonal Pharmaceutics Inc.'s initial public offering completed in November 1995 (the "IPO"). The 6,523,073 shares of Common Stock referenced in item (i) above consists of (a) 2,006,073 shares of Common Stock issuable upon the exercise of the Class C Warrants (the "Class C Warrants") at an exercise price of $6.50 until November 2, 2000 (the "Expiration Date") issued in connection with the IPO (the "Class C Warrant Shares"), (b) 2,006,073 shares of Common Stock issuable upon the exercise of the Class D Warrants underlying the class C warrants (the "Underlying Class D Warrants") at an exercise price of $8.75 until the Expiration Date (the "Underlying Class D Warrants Shares") and (c) 2,510,927 shares of Common Stock issuable upon the exercise of the Class D Warrants at an exercise price of $8.75 until the Expiration Date (the "Class D Warrant Shares").

         We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of Cytoclonal Pharmaceutics Inc., certificates of officers of Cytoclonal Pharmaceutics Inc. and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

         Based upon the foregoing, we are of the opinion that:

                  1. The Underlying Class D Warrants and Class D Warrants have been duly and validly authorized and when sold, paid for and issued as contemplated by the Registration Statement, will be duly and validly issued and fully paid and nonassessable.

                  2. The Class C Warrant Shares, Underlying Class D Warrant Shares and the Class D Warrant Shares have been duly and validly authorized and when sold, paid for, and issued upon exercise of the respective Warrants in accordance with the terms of such Warrants, will be duly and validly issued and fully paid and nonassessable.

         We hereby consent to the use of this opinion in the above-mentioned Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                  Very truly yours,

                                  /s/  MORRISON COHEN SINGER & WEINSTEIN, LLP
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                                  MORRISON COHEN SINGER & WEINSTEIN, LLP